FRIEDMAN
ALPREN &
GREEN LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

1700 BROADWAY
NEW YORK, NY 10019
212-582-1600
FAX 212-265-4781

                                  July 8, 1999

Mr. Timothy Karnes
Internet Cable Corporation
263 King Street, 2nd Floor
Charleston, SC 29401

Dear Mr. Karnes:

         This will confirm our understanding of the services we are to provide for Internet Cable Corporation for the year ended June 30, 1999.

         We will audit the balance sheet of Internet Cable Corporation as of June 30, 1999, and the related statements if income, changes in stockholders' equity and cash flows for the year then ended for the purpose of expressing an opinion on them.

         Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express an unqualified opinion that your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit, we will not issue a report as a result of this engagement.

         Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts (tests of the physical existence of inventories) and direct confirmation of receivable and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement. At the conclusion of our audit, we will also require certain written representatives from you about the financial statements and related matters.

         An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or illegal acts may exist and not be detected by us. However, we will inform you of any material errors that come to our attention and any fraud that comes to our attention. We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

         We understand that you will provide us with the basic information required for our audit and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and related internal controls, the selection and application of accounting principles, and the safeguarding of assets. Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

         Our audit is not specifically designed and cannot be relied onto disclose reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions or ways that we believe management practices can be improved, we will communicates them to you.

         As part of our engagement, we will also prepare the Federal, state and local income tax returns for your company for the year ended June 30, 1999.

         Our fees for these services will be based on the actual time spent at our standard hourly rates, plus travel and other out-of-pocket costs. Our standard hourly rates vary according to the degree of responsibility involved and the experience level of the personnel assigned to your audit. Based on our preliminary estimates, the fee should approximate $20,000 for the audit, tax returns. This estimate is based on anticipated cooperation from your personnel in preparing required schedules and analysis and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs.

         We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

                                                     Very truly yours,

                                                     Friedman Alpren & Green LLP


                                                     By: /s/ JOSEPH A. CRIVELLI
                                                         ----------------------
                                                     Joseph A. Crivelli, Partner

RESPONSE

This letter correctly sets forth the understanding of Internet Cable
Corporation.

Officer signature: /s/ Timothy R. Karnes

Title: President, CEO

Date: July 10, 1999

                                DURLAND & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS
                           A PROFESSIONAL ASSOCIATION
                          340 ROYAL PALM WAY, 3RD FLOOR
                              PALM BEACH, FL 33160

To:      The Board of Directors and Stockholders
         Internet Cable Corporation
         Charleston, South Carolina

We have audited the accompanying balance sheet of Internet Cable Corporation (a development stage enterprise) as of June 30, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and for the period from February 15, 1995 (Inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement of presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Cable Corporation (a development stage enterprise) as of June 30, 1998, and the results of its operations and its cash flows for the year then ended and for the period from February 15, 1995 (Inception) to June 30, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has experienced development stage losses, and has a negative working capital and net worth, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/ Durland & Company, CPAs, P.A.
                                         --------------------------------
                                         Durland & Company, CPAs, P.A.


Palm Beach, Florida
January 18, 1999